EXHIBIT 3.2

AMENDMENT NUMBER ONE TO
AMENDED AND RESTATED BYLAWS OF
PAWNMART, INC.

Upon a resolution duly adopted at a meeting of the Board of Directors of PawnMart, Inc., a Delaware corporation (the “Corporation”), held on February 28, 2003, the Corporation’s By-Laws are amended in accordance with Article XI of the Corporation’s Amended and Restated By-Laws and Article VIII of the Corporation’s Amended and Restated Certificate of Incorporation as follows:

WHEREAS, effective February 28, 2003 PawnMart, Inc. changed its name to Xponential, Inc.; and

WHEREAS, it is in the best interest of the Corporation and its shareholders that its By-Laws be amended as hereinafter provided; it is

RESOLVED, that the By-Laws of the Corporation are amended so that all references in the By-Laws to “PawnMart, Inc.” are hereby deleted and replaced in their entirety with “Xponential, Inc.”; and

RESOLVED FURTHER, that the Secretary of the Corporation is directed to insert the new By-Laws of the Corporation into the minute book of the Corporation.

CERTIFICATE OF SECRETARY

I, the undersigned, certify that I am the presently elected and acting Secretary of PawnMart, Inc., a Delaware corporation, and the above amendment to the Corporation’s By-Laws, consisting of one (1) page was adopted by resolution passed at a meeting of the Board of Directors held on February 28, 2003.

By:	/s/ Robert W. Schleizer
Robert W. Schleizer, Secretary